Exhibit 10.1

FORM OF
RESTRICTED STOCK GRANT AGREEMENT

                          , 200

[Name and Address]

Re:        Polymer Group, Inc. Grant of Restricted Stock

Dear                                :

Polymer Group, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2005 Employee Restricted Stock Plan (the “Plan”), the Company’s Compensation Committee has granted to you restricted shares of the Company’s Class A Common Stock, par value $ .01 per share (the “Common Stock”), as set forth below (the “Restricted Shares”), subject to the restrictions on transfer and other terms and conditions set forth herein:

Original Grant Date:
Total Number of Restricted Shares:

	Vesting Date	Number
Vesting Dates and Number of Restricted Shares Vesting based on Service (“Service Vesting”):

	Vesting Date	Number
Vesting Dates and Number of Restricted Shares Subject to Vesting in accordance with Paragraph 2 below:

Certain capitalized terms used herein are defined in paragraph 9 below.

1.      Grant.

(a)    Term. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 5) the Restricted Shares.

(b)    Payment of Par Value. Within ten (10) days following the date of grant, you shall be required to pay to the Company an amount (“Par Price”) equal to the product of (i) the number of Restricted Shares granted and (ii) the par value of each Restricted Share to be acquired. Payment of the Par Price shall be made in cash (including check, bank draft, money order or wire transfer of immediately available funds).

2.      Exercisability/Vesting and Expiration.

(a)    Corporate Financial Performance Vesting. Except for those Restricted Shares subject to Service Vesting, which shares shall vest in the amounts and on the Vesting Dates set forth in the introductory paragraph of this letter, each grant of Restricted Shares shall be subject to performance-based vesting in the amount set forth above for the calendar year set forth above. Prior to April 30 of each year, the Compensation Committee shall establish the overall corporate target (“Corporate Financial Performance”) that must be obtained for the percentage of the grant set forth above to vest for such year. The Committee shall establish such financial target as it determines for the purpose of measuring the Corporate Financial Performance, which shall initially be based on the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company. Such target may be determined by reference to generally accepted accounting principles or otherwise. Prior to March 31 of each year, beginning in 2006, the Committee shall notify the grantees as to whether the Company has achieved the Corporate Financial Performance target for the just-completed year (e.g., March 31, 2006, for the year of 2005). In order for each portion of a grant to vest, such target must be met in full and the grantee must be employed by the Company on the March 31 next following the target year in question (e.g., March 31, 2007, for the year of 2006). There will not be any pro-rata vesting.

(b)    Make-Up Provision. In the event that in any particular year the Corporate Financial Performance target is not met (“Missed Year”), the Committee shall so notify each grantee and the number of Restricted Shares that were subject to vesting and did not vest in the Missed Year (“Carryover Amount”) shall be carried over to the immediately succeeding year on one occasion and tested for vesting against the applicable performance standard for such immediately succeeding year. If the performance standard in such immediately succeeding year is met, the Carryover Amount related to the Missed Year shall vest at the same time and in the same manner as the portion of the Restricted Shares originally allocated to such succeeding year. In no event shall any unvested portion of a grant be subject to carryover vesting for more than the one year following the Missed Year. By way of example, if the Company missed a performance target for 2005, the unvested amount for 2005 would be subject to vesting if the target established for 2006 was met at the end of 2006. If such new 2006 target was not met, the 2005 portion would expire unvested and the 2006 portion would be subject to carryover for 2007. If the 2006 target was met, both the 2005 and 2006 portions would vest.

(c)    Effect on Vesting of Service Termination. Notwithstanding paragraphs 2(a) and (b) above, the following special vesting rules shall apply if your service as an employee of the Company terminates prior to the Restricted Shares becoming fully vested:

(i)     Death or Disability. If you die or become subject to a Disability while an employee of the Company, then the Restricted Shares shall become fully vested.

(ii)    Discharge for Cause. If you cease to be an employee of the Company due to Cause, then all of the Restricted Shares not yet vested, and any Restricted shares not yet sold by you or your permitted transferor under paragraph 5, shall be forfeited immediately upon such cessation.

(iii)   Other Termination. Unless otherwise determined by the Committee, if you cease to be an employee of the Company other than by death, Disability, or discharge for Cause, then any portion of the Restricted Shares which have not yet vested as of the date of termination of employment shall not vest thereafter and shall be forfeited immediately upon such termination.

(d)    Change in Control. Upon the consummation of a Change in Control, the Restricted Shares shall become fully vested.

3.      Withholding of Taxes. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Restricted Shares under this Agreement.

4.      Transferability of Restricted Shares. You may transfer the Restricted Shares granted hereunder only by will or the laws of descent and distribution or, subject to paragraph 5, to any of your family members by a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 4.

5.      Restrictions on Sale. (a) Notwithstanding anything else contained in this Agreement or the Plan, you agree not to sell, transfer, assign or otherwise dispose of any Restricted Shares, and agree to place the same restrictions on any permitted transferee hereunder, as long as you remain as an employee of the Company at any time when MatlinPatterson Global Opportunities Fund, L.P. or its Affiliates (collectively, “MP”), beneficially owns Common Stock of the Company greater than or equal to 50% of the total actual outstanding shares of Common Stock (not taking into account any options). Notwithstanding the foregoing, at or after such time or times following the date hereof when MP shall sell any shares of its Common Stock, you shall have the right to sell a portion of your then-vested Restricted Shares equal to the same percentage as the Shares sold by MP bears to MP’s aggregate holdings of Common Stock prior to such sale; provided, however, that at all times you must retain vested Restricted Shares equal in value, based on the current market price of the Common Stock, to [five (5) times] [one and one-half (1.5) times] your annual base compensation for the most recently completed fiscal year of the Company. At such time when the beneficial ownership of MP is below 50% but greater than or equal to 20% of the outstanding Common Stock of the Company (without taking into account any outstanding options), you may sell your then-vested Restricted Shares subject to the proviso in the immediately preceding sentence and otherwise in accordance with any Company policies on stock trading then in effect. At such time when the beneficial ownership of MP is below 20% of the outstanding Common Stock of the Company (without taking into account any outstanding options), you may sell your then-vested Restricted Shares in accordance with any Company policies on stock trading then in effect.

(b)    Following the termination of your services as an employee of the Company and subject to paragraph 5(c), you may, 90 days following the date of your termination or at any time thereafter, dispose of your vested Restricted Shares in accordance with applicable law; provided, that there shall be no such limitation in the event of a Change in Control.

(c)    You may not dispose of any of your vested Restricted Shares prior to approval of the Plan by the shareholders of the Company.

6.      Conformity with Plan. The grant of Restricted Shares is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

7.      Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as an employee at any time (with or without Cause), nor confer upon you any right to continue as an employee of the Company for any period of time, or to continue your present (or any other) rate of compensation.

8.      Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

9.      Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

10.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

12.    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.    Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

14.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at Polymer Group, Inc., 4055 Faber Place Drive, North Charleston, S.C. 29405, Attn: Vice President, Human Resources, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

15.    Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Restricted Shares.

*      *      *      *      *

Signature Page to Restricted Stock Grant Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Vice President, Human Resources at Polymer Group, Inc. to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

Polymer Group, Inc.

By:
Name:
Title:

Enclosures:	1.	Extra copy of this Agreement
Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of , 200

[Name]